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As filed with the Securities and Exchange Commission on August 23, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HORIZON PHARMACIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2441557 (I.R.S. Employer Identification No.)

531 West Main Street, Suite 100
Denison, Texas 75020
(Address of principal executive offices, including zip code)

HORIZON PHARMACIES, INC. 2000 STOCK OPTION PLAN
(Full title of the plan)

Ricky D. McCord
HORIZON Pharmacies, Inc.
531 West Main Street, Suite 100
Denison, Texas 75020
(903) 465-2397
(Name, address and telephone number of agent for service)

copy to:

Jay H. Hebert, Esq.
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201-2975
(214) 220-7700

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, $0.01 par value per share	250,000 shares(2)	$1.4375	$359,375	$95

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 and based upon the sales price of the Registrant's Common Stock on the American Stock Exchange on August 18, 2000.

(2)
If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or dividend on the securities covered by this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    HORIZON Pharmacies, Inc. (the "Registrant") will send or give to all participants in the HORIZON Pharmacies, Inc. 2000 Stock Option Plan (the "Plan") the document(s) containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The Registrant hereby incorporates by reference into this Registration Statement the following documents:

  (a)
  The Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") on April 14, 2000;

  (b)
  The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, filed with the Commission pursuant to the Exchange Act on May 15, 2000;

  (c)
  The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed with the Commission pursuant to the Exchange Act on August 18, 2000; and

  (d)
  The description of the Registrant's Common Stock, $0.01 par value, contained in the Registrant's Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act on April 21, 1997, and Form 8-A/A filed with the Commission pursuant to the Exchange Act on June 10, 1997, including any amendments or reports filed for the purposes of updating such description.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Article VII of the Bylaws (the "Bylaws") of the Registrant provides that directors and officers of the Registrant may be indemnified by the Registrant for acts taken by such persons while acting in their capacities as officers or directors of the Registrant to the extent that any such acts were taken in good faith and the officer or director reasonably believed the acts to be in or not opposed to the best interests of the Registrant, and, with respect to criminal action or proceedings, the officer or director had no reasonable cause to believe his conduct was unlawful. With respect to actions by or in the right of the Registrant, however, indemnification is not permitted if the director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless the court in which such action has been brought determines that indemnification is fair and reasonable. Article VII of the Bylaws expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Article VII of the Bylaws provides the Registrant the power to purchase and maintain insurance for its directors and officers. To the extent an officer or director is successful on the merits or otherwise in defense of any action, suit or proceeding the Registrant shall indemnify such officer or director for expenses actually and reasonably incurred.

    Article VII of the Bylaws does not expressly provide indemnification to the full extent permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), although the indemnification provisions of the Bylaws generally parallel the indemnification allowed to officers and directors under Section 145 of the DGCL. The Certificate of Incorporation of the registrant has no provisions relating to the indemnification of officers and directors.

    The preceding discussion of the Company's Certificate of Incorporation, the Bylaws and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation, the Bylaws and Section 145 of the DGCL.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Form of Stock Certificate, incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 (No. 333-61987) as filed with the Commission on August 21, 1998.
*4.2	HORIZON Pharmacies, Inc. 2000 Stock Option Plan
*5.1	Opinion of Vinson & Elkins L.L.P.
*23.1	Consent of Ernst & Young L.L.P.
*23.2	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 hereto)
*24.1	Powers of Attorney (included in the signature pages hereto)

*
Filed herewith

Item 9. Undertakings.

    (a) The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denison, State of Texas, on the 23rd day of August, 2000.

HORIZON PHARMACIES, INC.
By:	/s/ RICKY D. MCCORD Ricky D. McCord President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes and appoints Ricky D. McCord, as his or her attorney-in-fact to execute in the name of such person and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate.

Signature	Capacity	Date

/s/ RICKY D. MCCORD Ricky D. McCord	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 23, 2000
/s/ JOHN N. STOGNER John N. Stogner	Director, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 23, 2000
/s/ CHARLIE K. HERR Charlie K. Herr	Director, Senior Vice President and Secretary	August 23, 2000
/s/ ROBERT D. MUELLER Robert D. Mueller	Director	August 23, 2000
/s/ MICHAEL F. LOY Michael F. Loy	Director	August 23, 2000
/s/ PHILIP H. YEILDING Philip H. Yeilding	Director	August 23, 2000
/s/ HERBERT J. FLEMING Herbert J. Fleming	Director	August 23, 2000

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Form of Stock Certificate, incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 (No. 333-61987) as filed with the Commission on August 21, 1998.
*4.2	HORIZON Pharmacies, Inc. 2000 Stock Option Plan
*5.1	Opinion of Vinson & Elkins L.L.P.
*23.1	Consent of Ernst & Young L.L.P.
*23.2	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 hereto)
*24.1	Powers of Attorney (included in the signature pages hereto)

*
Filed herewith

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS